SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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PRG-SCHULTZ INTERNATIONAL, INC.
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On June 21, 2006, Mr. James McCurry, the Company’s Chairman of the Board, Chief Executive Officer and President, distributed the following email communication to all of the Company’s employees:

Most of you, and some of our clients, have noticed the press releases and 8-K filings that we have issued over the past several months related to the listing of our stock by Nasdaq.   I thought I would provide you with some background on this issue of our stock listing and what we are doing about it.

In order for a company’s stock to remain listed by NASDAQ its trading price needs to be above $1 per share.  Our stock price fell below $1 last fall after we announced the commencement of our financial restructuring.  After our stock traded below $1 for 30 consecutive business days, we received a letter from Nasdaq Stock Market on December 12, 2005 stating that we had failed to meet the requirements for continued listing and had until June 12 of this year to regain compliance with the $1 per share minimum bid price.  As required by Nasdaq, we issued a press release announcing the receipt of their letter.

At the time we received the original letter, we concluded that it was likely that we would need to do a ‘reverse split’ of our stock in order to meet the $1 per share minimum price.  In a reverse split, the number of shares a company has outstanding is reduced, typically causing the price per share to increase proportionally.  For example, after a company completes a one for five reverse stock split, the price per share of the company’s stock typically increases about fivefold.   In Georgia, where we are incorporated, a reverse stock split requires a shareholder vote, so we decided to include a vote on the matter in our proxy statement when it is mailed to shareholders this summer.

The shareholder vote will not be completed until our annual shareholder meeting which is scheduled for July 28.  The Nasdaq deadline for getting the stock back up over $1 per share was June 12.  Isn’t this a timing problem?  Possibly, but probably not.  Nasdaq allows a company to request a hearing in order to appeal a decision to delist its stock. An impending shareholder vote on a reverse split has in the past been viewed by Nasdaq as a sufficient reason to defer a delisting decision, at least until the vote is concluded.

So that’s where we are.   As expected, June 12 came and went and our stock price was still below $1 per share.  As required, we have issued a press release and filed an 8-K indicating that we have received a letter from Nasdaq that we had not regained compliance with their minimum $1 per share price required for continued listing, and accordingly, our stock would be delisted on June 23rd unless we requested a hearing.  Meanwhile, we had already filed a preliminary proxy with the SEC which includes the shareholder vote on a 1 for 10 reverse stock split.  Also as contemplated, we have requested a hearing with Nasdaq in order to appeal the delisting decision so that we can go forward with the shareholder vote.  If the shareholder vote is in favor of the reverse split, we will execute a reverse split of the stock.  The hope is that the reverse split will get the stock price back up over $1 per share, and we will continue to be listed by Nasdaq.

In connection with the company’s annual meeting of shareholders and the proposed reverse stock split, shareholders of the company are urged to read the definitive proxy statement when it becomes available because it will contain important information about the company and the proposed reverse stock split.  Investors and security holders can obtain free copies of the proxy statement when it becomes available by contacting the corporate secretary at (770) 779-3900. Investors and security holders will also be able to obtain free copies of the proxy statement and other documents filed by the company with the SEC, including the preliminary proxy statement that is currently on file, at the SEC’s web site at www.sec.gov. The company and its directors may be deemed to be participants in the solicitation of proxies from the company’s shareholders in connection with the proposed reverse stock split. The company’s directors may be deemed to have interests in the reverse stock split, including as a result of holding convertible securities, options or shares of company capital stock. Information about the directors of the company and their ownership of company capital stock will be set forth in the definitive proxy statement.

Jim